Exhibit 5.1

40 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
June 16, 2009	Doha	Orange County
	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Thoratec Corporation	Madrid	Singapore
6035 Stoneridge Drive	Milan	Tokyo
Pleasanton, California 94588	Moscow	Washington, D.C.

Re:	Registration Statement on Form S-4; up to 5,871,555 shares of common stock, without par value, of Thoratec Corporation
Ladies and Gentlemen:
     We have acted as special counsel to Thoratec Corporation, a California corporation (the “Company”), in connection with the proposed issuance of up to 5,871,555 shares of common stock, without par value (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of May 2, 2002, between the Company and Computershare Trust Company, Inc., as rights agent (the “Rights Agreement”). The Shares and associated Rights are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2009 (the “Registration Statement”) in connection with that certain Agreement and Plan of Merger, dated as of February 12, 2009 (the “Merger Agreement”), by and among the Company, Thomas Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Thomas Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and HeartWare International, Inc., a Delaware corporation (“HeartWare”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, other than as expressly stated herein with respect to the issue of the Shares and the Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of HeartWare will have adopted the Merger Agreement, and (c) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will be consummated in accordance with the Merger Agreement, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares will be taken in a timely manner, and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company

June 16, 2009

and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of California, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable stockholders of HeartWare, and have been issued by the Company against payment therefor in the circumstances contemplated by the Merger Agreement, the Registration Statement and the Rights Agreement, the issue and sale of the Shares and Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and Rights will be validly issued, and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of California.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP